Exhibit 3.42(b)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware

3.)	The date the corporation first formed is March 24, 2008.

4.)	The name of the Corporation immediately prior to filing this Certificate is Westlake NG V Corporation.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Westlake NG V LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 5th day of April, A.D. 2016.

By:	/s/ Julia Feng
Authorized Person(s)

Name:	Julia Feng, Assistant Secretary
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